PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 27,	October 28,
	2008	2007
Assets

Current assets:
Cash, cash equivalents and short-term
investments of $2,458 in 2008 and $5,657 in 2007	$79,628	$151,706
Accounts receivable	71,595	68,248
Inventories	18,201	17,716
Other current assets	14,286	9,315

Total current assets	183,710	246,985

Property, plant and equipment, net	500,403	531,578
Goodwill	-	138,534
Investment in joint venture	70,595	67,900
Other intangibles, net	63,937	68,835
Other assets	5,680	5,948

	$824,325	$1,059,780

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term borrowings	$19,213	$4,482
Accounts payable and accrued liabilities	99,246	145,897

Total current liabilities	118,459	150,379

Long-term borrowings	209,328	191,253
Deferred income taxes and other liabilities	7,956	14,399
Minority interest	53,710	49,465

Shareholders' equity	434,872	654,284

	$824,325	$1,059,780